Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:      Kevin J. Goodwin

Vice President and Treasurer

irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. ANNOUNCES CLOSING OF $860 MILLION ACQUISITION OF 80% INTEREST IN CORPUS CHRISTI TERMINAL COMPLEX AND ASSOCIATED EAGLE FORD ASSETS IN SOUTH TEXAS

HOUSTON, September 16, 2014 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced today that it has completed its $860 million purchase of an 80 percent interest in Buckeye Texas Partners LLC.  Buckeye Texas Partners LLC and its subsidiaries, which are owned jointly with Trafigura AG (“Trafigura”), will own and operate a vertically integrated system of midstream assets including a deep-water, high volume marine terminal located on the Corpus Christi Ship Channel, a condensate splitter and LPG storage complex in Corpus Christi and three crude oil and condensate gathering facilities in the Eagle Ford shale.  Trafigura will be a key customer of these assets under 7- to 10-year minimum volume throughput, storage and tolling agreements.

“We are excited to incorporate this unique integrated system of assets into the Buckeye portfolio,” said Clark C. Smith, Chairman and Chief Executive Officer.  “This acquisition expands our geographic and product diversity with a premier position on the U.S. Gulf Coast and in the prolific Eagle Ford shale.  We are excited about our partnership with Trafigura, a global leader in international commodities trading and logistics.  Once the initial phase of expansion is complete, these assets will form an integrated system with connectivity from the production in the field to the marine terminal infrastructure in Corpus Christi, creating a logistics platform with significant flexibility and optionality.  In addition, 100% of the cash flows associated with these assets are supported by fee-based take-or-pay revenue commitments under 7- to 10-year commercial agreements with Trafigura.  We expect this acquisition to be highly accretive to our distributable cash flow per limited partner unit beginning in 2016 and to position Buckeye for acceleration of distribution growth.”

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across our portfolio of pipelines, inland terminals, and an integrated network of marine terminals located primarily on the U.S. East Coast and in the Caribbean.  Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest marine crude oil and petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil, refined petroleum products, and other commodities, and to offer its customers connectivity to some of the world’s most important bulk storage and blending hubs.  Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals.  Finally, Buckeye also operates or maintains third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties.  More information concerning Buckeye can be found at www.buckeye.com.

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Distributable cash flow is a measure not defined by GAAP.  Distributable cash flow is a measure used by our senior management to provide a clearer picture of Buckeye’s cash available for distribution to its unitholders.  Distributable cash flow eliminates (i) non-cash expenses, including, but not limited to, depreciation and amortization expense resulting from the significant capital investments we make in our businesses and from intangible assets recognized in business combinations, (ii) charges for obligations expected to be settled with the issuance of equity instruments, and (iii) items that are not indicative of our core operating performance results and business outlook.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations.  Distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) we may not realize the expected benefits of the Trafigura Transaction, (xi) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits, and (xii) an unfavorable outcome with respect to the proceedings pending before the Federal Energy Regulatory Commission (“FERC”) regarding Buckeye Pipe Line Company, L.P.’s transportation of jet fuel to the New York City airports.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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